      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 6, 1999.

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                           --------------------------

                            MATTSON TECHNOLOGY, INC.
             (Exact name of Registrant as specified in its charter)

                       DELAWARE                                                77-0208119
            (State or other jurisdiction of                                 (I.R.S. Employer
            incorporation or organization)                                 Identification No.)

           3550 WEST WARREN AVENUE, FREMONT, CA 94538 (510) 657-5900
       (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)
                         ------------------------------

                                  BRAD MATTSON
                            CHIEF EXECUTIVE OFFICER
                            MATTSON TECHNOLOGY, INC.
               3550 WEST WARREN AVENUE, FREMONT, CALIFORNIA 94538
                                 (510) 657-5900
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------

                                   COPIES TO:
                              PETER M. ASTIZ, ESQ.
                             KIRK O. WILLIAMS, ESQ.
                            STEPHEN O. CARLSON, ESQ.
                        GRAY CARY WARE & FREIDENRICH LLP
                              400 HAMILTON AVENUE
                              PALO ALTO, CA 94301
                           --------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                                                                         PROPOSED MAXIMUM
                                                                            AGGREGATE        PROPOSED MAXIMUM
              TITLE OF EACH CLASS OF                   AMOUNT TO BE       OFFERING PRICE    AGGREGATE OFFERING      AMOUNT OF
           SECURITIES TO BE REGISTERED                  REGISTERED         PER SHARE(1)           PRICE          REGISTRATION FEE
Common Stock, ($0.001 par value)..................    795,136 shares          $7.00             $5,565,952          $1,547.33

(1) Estimated pursuant to Rule 457(c) solely for the purpose of computing the registration fee and based on the average of the high and low prices of the Common Stock of Mattson Technology, Inc. as reported on the Nasdaq National Market on May 3, 1999.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS         SUBJECT TO COMPLETION, DATED MAY 6, 1999

                                 795,136 SHARES
                            MATTSON TECHNOLOGY, INC.

                                  COMMON STOCK

                            ------------------------

    This Prospectus relates to the public offering, which is not being underwritten, of shares of the common stock of Mattson Technology, Inc. The shares of Mattson common stock may be offered by any of the selling stockholders named in this prospectus. The selling stockholders received their shares or the right to their shares when we acquired Concept Systems Design, Inc. We will receive no part of the proceeds of any sales made under this prospectus. All expenses of registration incurred in connection with this offering are being borne by us, but all selling and other expenses incurred by the selling stockholders will be borne by such selling stockholders. None of the shares offered pursuant to this prospectus have been registered prior to the filing of the registration statement of which this prospectus is a part.

    The common stock offered in this prospectus may be offered and sold by the selling stockholders directly or through broker-dealers or underwriters acting solely as agents. In addition, the broker-dealers and underwriters may acquire the common stock as principals. The distribution of the common stock may be effected in one or more transactions. These transactions may take place through
(1) the Nasdaq National Market, (2) privately negotiated transactions, (3) underwritten public offerings, or (4) a combination of any such methods of sale. These transactions may be made at (1) market prices prevailing at the time of sale, (2) prices related to such prevailing market prices or (3) negotiated prices. Usual and customary or specially negotiated brokerage fees or commissions may be paid by the selling stockholders in connection with these sales. See "PLAN OF DISTRIBUTION."

    Mattson's common stock is traded on the Nasdaq National Market under the symbol "MTSN". On May 5, 1999 the last reported sales price for the common stock was $7.125 per share.

    INVESTING IN THE COMMON STOCK OFFERED IN THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 5.

                            ------------------------

    Each selling stockholder and any broker executing selling orders on behalf of the selling stockholders may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933. Commissions received by any broker executing selling orders may be deemed to be underwriting commissions under the Securities Act.

                            ------------------------

    THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this Prospectus is May 6, 1999.

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                -----

WHERE YOU CAN FIND MORE INFORMATION........................................................................           3

INFORMATION INCORPORATED BY REFERENCE......................................................................           3

FORWARD LOOKING INFORMATION................................................................................           4

THE COMPANY................................................................................................           4

RISK FACTORS...............................................................................................           5

SELLING STOCKHOLDERS.......................................................................................          14

PLAN OF DISTRIBUTION.......................................................................................          16

DESCRIPTION OF CAPITAL STOCK...............................................................................          16

LEGAL MATTERS..............................................................................................

EXPERTS....................................................................................................          17

                      WHERE YOU CAN FIND MORE INFORMATION

    We filed this registration statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act") with the Securities and Exchange Commission (the "SEC"). This prospectus does not contain all of the information set forth in the registration statement. Those parts of the registration statement which we omitted from this prospectus were omitted in accordance with the rules and regulations of the SEC. For further information, please refer to the registration statement. Copies of the registration statement may be obtained from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 upon payment of the fees prescribed by the SEC.

    We are also subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). We file reports, proxy statements and other information with the SEC to comply with the Exchange Act. Such reports, proxy statements and other information can be inspected and copied (1) on the Internet at http://www.sec.gov; (2) at the SEC's regional offices at: Seven World Trade Center, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and (3) at the Public Reference Room of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. You may call the SEC at 1-800-SEC-0330 to obtain information regarding the operation of the Public Reference Room. Our common stock is quoted on Nasdaq under the trading symbol MTSN. Reports, proxy statements and other information concerning our company also may be inspected at the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

                            ------------------------

                     INFORMATION INCORPORATED BY REFERENCE

    The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus. Any information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any additional documents we file with the SEC until the selling stockholders have sold all the shares.

    The following documents filed with the SEC are incorporated by reference into this prospectus:

    - the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998;

    - the Company's Definitive Proxy Statement relating to the Annual Meeting of Stockholders to be held May 20, 1999.

    - the Company's Form 8-K/A filed May 6, 1999.

    All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of securities contemplated by this prospectus shall be deemed to be incorporated by reference in this prospectus. Such documents shall be considered to be a part of this prospectus from the date of filing of such documents. Any statement contained in a document incorporated by reference or deemed to be incorporated by reference into this prospectus shall be deemed to be modified or superseded for all purposes of this prospectus and the registration statement to the extent that a statement contained (1) in this prospectus, (2) in any document incorporated by reference or (3) in any subsequently filed document which also is incorporated or deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

    We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus has been delivered a copy of any and all of the documents referred to above which have been or may be incorporated in this prospectus by reference and were not delivered with this prospectus. We will not deliver exhibits to such documents, unless such exhibits are specifically incorporated by reference. We will provide this information upon written or oral request by a person to whom we delivered a copy of the prospectus. Requests for such copies should be directed to our principal executive offices located at 3550 West Warren Avenue, Fremont, CA 94538,
Attention: Secretary. Our general telephone number is (510) 657-5900.

                          FORWARD LOOKING INFORMATION

    This prospectus and the documents incorporated herein by reference contain "forward-looking statements" that have been made pursuant to the provisions of the Private Securities Litigation Reform Act of 1995. A "forward-looking statement" is a statement that is based on the following:

    - Current expectations,

    - Estimates and projections about our industry,

    - Management's beliefs, and

    - Certain assumptions made by our management.

    Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates," variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. As a result, actual results may differ materially from those expressed or forecasted in any forward-looking statements. Such risks and uncertainties include those set forth herein under "RISK FACTORS" beginning on page 5. These risks and uncertainties are also noted in the documents incorporated into the prospectus by reference. Unless required by law, we undertake no obligation to update publicly any forward-looking statements, whether as a result of (1) new information, (2) future events or (3) otherwise. However, readers should carefully review the risk factors set forth in other reports or documents that we file from time to time with the SEC. The readers should focus particularly on the Quarterly Reports on Form 10-Q and any Current Reports on Form 8-K.

                                  THE COMPANY

    We design, manufacture and market advanced fabrication equipment. We sell this equipment to the worldwide semiconductor industry.

    The Company was incorporated in California in November 1988. The company reincorporated in Delaware in September 1997. Our principal executive offices are located at 3550 West Warren Avenue, Fremont, California 94538. Our telephone number is (510) 657-5900. As used in this prospectus, the terms "Company" and "Mattson" refer to Mattson Technology, Inc.

    In connection with our July 24, 1998 acquisition of Concept Systems Design, Inc., we issued 795,136 shares of Mattson common stock to the selling stockholders. The selling stockholders hold certain registration rights pursuant to a Registration Rights Agreement among the Company and the appointed representatives of the selling stockholders. The parties executed this Registration Rights Agreement on July 24, 1998.

                                  RISK FACTORS

    THE COMMON STOCK OFFERED IN THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THE PROSPECTUS, THE FOLLOWING FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING AN INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED IN THIS PROSPECTUS. THE DISCUSSIONS IN THIS PROSPECTUS MAY INCLUDE FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. DISCUSSIONS CONTAINING SUCH FORWARD-LOOKING STATEMENTS MAY BE FOUND IN THE MATERIAL SET FORTH IN THIS SECTION. ACTUAL EVENTS OR RESULTS MAY DIFFER MATERIALLY FROM THOSE DISCUSSED IN THIS SECTION.

    IN ORDER TO ACHIEVE THE ANTICIPATED BENEFITS OF THE ACQUISITION OF CONCEPT, WE MUST SUCCESSFULLY INTEGRATE THEIR OPERATIONS WITH OUR OWN AND RETAIN KEY PERSONNEL. In order to achieve the anticipated benefits of the acquisition of Concept, we must at a minimum be able to integrate the (1) businesses, (2) personnel and (3) operations of the two companies efficiently and effectively. No one can guarantee that this integration will occur smoothly or successfully. We must dedicate management resources to coordinate the integration of the operations of the two companies following the acquisition. Dedication of management's time and energy to the integration of the two companies may temporarily divert attention from the day-to-day business of the combined company. A material adverse effect on our business and results of operations may result if management cannot (1) successfully integrate the operations of the two companies or (2) retain key personnel.

    OUR QUARTERLY RESULTS HAVE FLUCTUATED SIGNIFICANTLY IN THE PAST AND MAY FLUCTUATE SIGNIFICANTLY IN THE FUTURE. We derive most of our net sales from the sale of a relatively small number of systems. The list prices on these range from $375,000 to over $1,000,000. At our current revenue level, each sale, or failure to make a sale, can have a material effect on us. Our backlog at the beginning of a quarter typically does not include all sales required to achieve our sales objectives for that quarter. Consequently, our net sales and operating results for a quarter depend on us shipping orders scheduled to be sold during that quarter and obtaining orders for systems to be shipped in that same quarter. A delay in a shipment near the end of a quarter may cause net sales in that quarter to fall significantly below our expectations. Such a delay may materially and adversely affect our operating results for that quarter. Other factors which may lead to fluctuations in our quarterly and annual operating results include:

    - Market acceptance of our systems and the products of our customers,

    - Substantial changes in revenues from significant customers,

    - Increased manufacturing overhead expenses due to reductions in the number of systems manufactured,

    - Geographic mix of sales,

    - Timing of announcement and introduction of new systems by us and by our competitors,

    - Changes in product mix,

    - Delays in orders due to customer financial difficulties, and

    - Cyclicality in the semiconductor industry and the markets served by our customers.

    In particular, the following results of the current market slowdown raise significant risks that quarterly results will fluctuate:

    - Uncertainties regarding market conditions

    - Customer order changes, and

    - Customer order cancellations.

    Unpredictable order patterns often cause our manufacturing efficiency to vary significantly from quarter to quarter. Any variation in our manufacturing efficiency can adversely affect gross margins and net operating results. The time lag between our first contact with a customer and the customer placing its first order typically lasts from nine to twelve months. This lag is often even longer. Our customers often face competing capital budget considerations. Time lags between first customer contact and the customer placing its first order, coupled with the customer's competing capital budget considerations, make the timing of customer orders uneven and difficult to predict. Any of the following could adversely affect our financial performance:

    - Delay in receiving anticipated customer orders,

    - Failure to receive anticipated customer orders,

    - Deferrals of existing customer orders, or

    - Cancellations of existing customer orders.

    In addition, continued investments in the following areas may lead to significantly higher fixed costs:

    - Research

    - Development and engineering, and

    - Development of a worldwide sales and marketing organization.

    Higher fixed costs resulting from any one or a combination of these activities will be difficult or impossible to reduce rapidly if net sales goals for that period are not met. We cannot accurately forecast the impact of these and other factors on our operating results in any future period.

    Our net loss for the first quarter of 1999 was $2.4 million, or $0.16 per share. In particular, there can be no assurance that the continuing industry downturn will not be worse or larger than currently expected.

    See "INFORMATION INCORPORATED BY REFERENCE."

    OUR FUTURE SUCCESS DEPENDS UPON OUR ABILITY TO DEVELOP OUR SYSTEMS AND PRODUCTS AND THE MARKET'S ACCEPTANCE OF THEM. Our systems represent alternatives to the conventional equipment currently marketed by our competitors. As a result, we believe that our growth prospects depend in large part upon our ability to gain acceptance by a broader group of customers. To date, only our strip products have gained widespread market acceptance. Because semiconductor manufacturers must make a substantial investment to install and integrate capital equipment into a semiconductor production line, these manufacturers will tend to choose semiconductor equipment manufacturers based on the following:

    - Past relationships,

    - Product compatibility, and

    - Proven financial performance.

    Once a semiconductor manufacturer selects a particular vendor's capital equipment, we believe that the manufacturer generally relies upon that equipment for the specific production line application. In addition, the semiconductor manufacturer frequently will attempt to consolidate its other capital equipment requirements with the same vendor. Given these factors, there can be no assurance that we will be successful in obtaining broader acceptance of our systems and technology. The transition of the market to 300mm wafers will present both an opportunity and a risk. We must introduce 300mm systems on a timely basis and which meet customer requirements. To the extent that we are unable to do this, our business, results of operations and financial condition could be materially and adversely affected. See "INFORMATION INCORPORATED BY REFERENCE."

    OUR REVENUES ARE SIGNIFICANTLY DEPENDENT ON INDIVIDUAL CUSTOMERS MAKING PURCHASES. We sell our products to leading integrated circuit manufacturers located in the United States, Europe, Japan and the rest of the Pacific Rim. During 1996 and 1998 there were no individually significant customers for our products. During 1997 one end user customer, TSMC, accounted for approximately 11% of sales. While we actively pursue new customers, there can be no assurance that we will be successful in our efforts. Any significant weakening in customer demand would have a material adverse effect on us. See "INFORMATION INCORPORATED BY REFERENCE."

    OUR REVENUES ARE HIGHLY DEPENDENT ON OUR JAPANESE DISTRIBUTOR, MARUBENI, AND THE ASIAN MARKET IN GENERAL. We believe that strong sales in the Japanese market will be essential to our future financial performance. As part of our strategy for penetrating the Japanese market, we established a distributor relationship with Marubeni. We are substantially dependent upon Marubeni to address the Japanese market. Sales through Marubeni to customers in Japan accounted for 16% of our net sales for the year ended December 31, 1998. Although management believes that it maintains a good relationship with Marubeni, there can be no assurance that the relationship will continue. In the event of a termination of our distribution agreement with Marubeni, our strategy to increase our sales in Japan would be adversely affected. In addition, upon termination of this relationship with Marubeni, we would have the obligation to repurchase up to $1 million of inventory related to our sales to Marubeni. Although we intend to continue to invest significant resources in Japan, including the hiring of additional personnel to support Marubeni's efforts, there can be no assurance that we will be able to maintain or increase our sales to the Japanese semiconductor industry.

    We are also substantially dependent upon sales to Pacific Rim countries generally. During the year ended December 31, 1998, approximately 50% of our net sales were to customers based in the Pacific Rim. During 1997, we made approximately 60% of our net sales to customers based in the Pacific Rim. As such, we are particularly at risk with respect to effects from developments such as the Asian economic problems. In addition, because some of our foreign sales are denominated in U.S. dollars, our products become less price competitive in countries with currencies that are declining in value in comparison with the dollar. See "INFORMATION INCORPORATED BY REFERENCE."

    OUR SALES CYCLE IS LENGTHY BECAUSE SALES OF OUR SYSTEMS DEPEND UPON THE DECISIONS OF PROSPECTIVE CUSTOMERS TO MAKE SIGNIFICANT CAPITAL
COMMITMENTS. Sales of our systems depend, in significant part, upon the decision of a prospective customer to increase manufacturing capacity or to expand current manufacturing capacity. Both decisions typically involve a significant capital commitment. Our ability to receive orders from potential customers may depend upon such customers undertaking an evaluation for new equipment. For many potential customers, such an evaluation may occur infrequently. Following initial system qualification, we often experience further delays in finalizing system sales while the customer:

    - Evaluates the purchase of our systems,

    - Receives approvals for the purchase of our systems, and

    - Completes a new or expanded facility.

    We believe we must significantly increase our inventory investment in evaluation systems because many customers use these systems in their evaluation processes. Due to these factors, our systems typically have a lengthy sales cycle during which we may expend substantial funds and management effort. There can be no assurance that any of our efforts will succeed. See "INFORMATION INCORPORATED BY REFERENCE."

    OUR SALES REFLECT THE CYCLICALITY OF THE SEMICONDUCTOR INDUSTRY. Our business depends in significant part upon capital expenditures by manufacturers of semiconductor devices, including manufacturers that are opening new or expanding existing fabrication facilities. The level of capital expenditures by these manufacturers of semiconductor devices depend upon the current and anticipated market demand for such devices and the products utilizing such devices. The semiconductor industry is highly cyclical. The industry historically experiences periods of oversupply that result in significantly reduced demand for capital equipment, including the systems manufactured and marketed by us. Although sales increased in the first quarter of 1999 and the fourth quarter of 1998 compared to sales in the third quarter of 1998, sales had decreased for each of the first three quarters of 1998. We anticipate that a significant portion of new orders will depend upon demand from semiconductor manufacturers who build or expand large fabrication facilities. There can be no assurance that such demand will exist. Any future downturns or slowdowns in the semiconductor market will materially and adversely affect our net sales and operating results. See "INFORMATION INCORPORATED BY REFERENCE."

    WE MAY NOT BE ABLE TO COMPETE IN THE HIGHLY COMPETITIVE SEMICONDUCTOR INDUSTRY. The market for our systems is both highly competitive and subject to rapid technological change. Significant competitive factors include the following:

    - System performance,

    - Cost of ownership,

    - Size of installed base,

    - Breadth of product line, and

    - Customer support.

    Principal competitors in the United States for our Aspen Strip systems include:

    - GaSonics,

    - Eaton (formerly Fusion), and

    - Matrix.

    The following principal competitors for our Aspen Strip Systems have established relationships with Japanese integrated circuit manufacturers:

    - Canon,

    - Plasma Systems Corporation,

    - KEM (formerly McElectronics), and

    - Tokyo Ohka

    Competitors for our Aspen LiteEtch systems include:

    - Lam Research,

    - GaSonics,

    - Matrix,

    - Tegal, and

    - Shibaura.

    Competitors for our Aspen CVD systems include:

    - Applied Materials,

    - Novellus,

    - ASM, and

    - Watkins-Johnson.

    Competitors for our Aspen RTP system include:

    - AG Associates,

    - Steag Microelectronics, and

    - Applied Materials.

    Competitors for our epitaxial systems include:

    - Applied Materials,

    - Moore Technology

    - ASM, and

    - Toshiba.

    The following characteristics of certain of our competitors (particularly for CVD systems) give them a competitive advantage over us:

    - Broader product lines,

    - Longer operating history,

    - Greater experience with high volume manufacturing,

    - Broader name recognition,

    - Substantially larger customer bases, and

    - Substantially greater financial, technical and marketing resources.

    In addition, to expand our sales we must often replace the systems of our competitors. There can be no assurance that our competitors will not develop enhancements to or future generations of competitive products that will offer price/performance features that are superior to our systems. See "INFORMATION INCORPORATED BY REFERENCE."

    MOST OF OUR SALES REVENUE IS CONCENTRATED IN ASPEN STRIP SYSTEMS. From inception until December 31, 1998, our sales of Aspen Strip systems constitute 91% of our sales. Our continued sales growth will depend upon achieving market acceptance of: (1) Aspen CVD systems, (2) Aspen RTP systems, (3) Aspen LiteEtch systems, (4) new EpiPro systems, and (5) future products. See "INFORMATION INCORPORATED BY REFERENCE."

    DEVELOPMENT AND ACCEPTANCE OF THE COMPANY'S EPI SYSTEMS WILL BE IMPORTANT TO OUR BUSINESS STRATEGY IN THE FUTURE. Prior to our acquisition of Concept, we had no experience with sales of EPI products. There can be no assurance that development of the EPI technology will meet expectations or that any of our new EPI products will:

    - Adequately meet the requirements of the marketplace,

    - Be of acceptable quality, or

    - Achieve market acceptance as Mattson products.

    In addition, there can be no assurance that our EPI products will function and perform as planned or that we will not experience other delays or difficulties in the development of these products. Our success in developing, introducing, selling and supporting EPI products will depend on a variety of factors in addition to product design and development. These additional factors include:

    - Timely and efficient implementation and continuation of manufacturing processes,

    - Effective sales,

    - Marketing and customer service, and

    - The absence of performance problems.

    ACQUISITIONS, WHICH ARE INHERENTLY RISKY, ARE PART OF OUR BUSINESS
STRATEGY. As part of our business strategy, subject to certain regulatory approvals and other conditions, we may make additional acquisitions of, or significant investments in, businesses that offer complementary products, services and technologies. The risks commonly encountered in acquisitions of businesses will accompany any acquisitions or investments. Such risks include, among other things:

    - Difficulty of assimilating the operations and personnel of the acquired businesses,

    - Potential disruption of our ongoing business,

    - Inability of management to maximize our financial and strategic position

    - Inability of management to manage the financial and strategic position of acquired or invested products, services, and technologies,

    - Inability to maintain uniform standards, controls and procedures and policies, and

    - Impairment of relationships with employees and customers which may occur as a result of any integration.

    These factors could have a material adverse effect on our business, results of operations or financial condition. Consideration paid for future acquisitions, if any, could be in the form of:

    - Cash,

    - Stock,

    - Rights to purchase stock or

    - A combination of cash, stock and rights to acquire stock.

    To the extent that shares of stock or other rights to purchase stock are issued in connection with any such future acquisitions, dilution to existing stockholders and to earnings per share may result. See "INFORMATION INCORPORATED BY REFERENCE."

    OUR FUTURE SUCCESS DEPENDS UPON OUR CONTINUING TO DEVELOP AND INTRODUCE NEW SYSTEMS WHICH COMPETE EFFECTIVELY ON THE BASIS OF PRICE AND PERFORMANCE. We compete and our customers compete in markets characterized by:

    - Rapidly changing technology,

    - Evolving industry standards, and

    - Continuous improvements in products and services.

    Because of continual changes in these markets, we believe that our future success will depend, in part, upon our ability to continue to improve our systems and our process technologies. Due to the continual change in these markets, our success will also depend upon our ability to develop new technologies and systems which (1) compete effectively on the basis of price and performance and (2) adequately address customer requirements. In addition, we must adapt our systems and processes to technological changes and to support emerging target market industry standards. The success of new system introductions is dependent on a number of factors. These factors include timely completion of new system designs and market acceptance. There can be no assurance that we will be able to improve our existing systems or develop new technologies or systems in a timely manner. In particular, the transition of the market to 300mm wafers will present us with both an opportunity and a risk. To the extent that we are unable to introduce 300mm systems on a timely basis and which meet customer requirements, our business, results of operations and financial condition could be materially and adversely affected. See "INFORMATION INCORPORATED BY REFERENCE."

    OUR SUBSTANTIAL DEPENDENCE UPON A LIMITED NUMBER OF SUPPLIERS FOR SOME COMPONENTS AND SUBASSEMBLIES REDUCES OUR CONTROL OVER THE TERMS OF THEIR DELIVERIES. We rely to a substantial extent on outside vendors to manufacture many of the Aspen systems' components and subassemblies. We obtain certain of these components and subassemblies from a supplier or a limited group of suppliers. Our reliance on outside vendors generally, and a sole or a limited group of suppliers in particular, involves several risks. These risks include:

    - A potential inability to obtain an adequate supply of required components,

    - Reduced control over pricing of components, and

    - Reduced control over timely delivery of components.

    The manufacture of certain of these components and subassemblies is an extremely complex process and requires long lead times. As a result, there can be no assurance that delays or shortages caused by suppliers will not occur. Any inability to obtain adequate deliveries or any other circumstance that would require us to seek alternative sources of supply or to manufacture such components internally could delay our ability to ship our systems. Any such delay could have a material adverse effect on us. See "INFORMATION INCORPORATED BY REFERENCE."

    WE ARE HIGHLY DEPENDENT ON OUR KEY PERSONNEL. Our success depends to a large extent upon the efforts and abilities of Brad Mattson, Chairman and Chief Executive Officer, and other key managerial and technical employees. The loss of Mr. Mattson or other key employees could have a material adverse effect on us. We do not enter into written employment agreements with any of our executive officers. The success of our business will also depend upon our ability to continue to attract and retain qualified employees. In particular, we must attract and retain highly skilled design and process engineers to manufacture existing systems and develop new systems and processes. The competition for such personnel is intense. See "INFORMATION INCORPORATED BY REFERENCE."

    WE ARE HIGHLY DEPENDENT ON OUR SALES OVERSEAS, PARTICULARLY TO JAPAN AND OTHER PACIFIC RIM COUNTRIES. International sales accounted for 67%, 65%, and 76% of our total net sales during 1998, 1997, and 1996, respectively. We anticipate that international sales will continue to account for a significant portion of net sales. International sales are subject to certain risks, including:

    - Unexpected changes in regulatory requirements,

    - Exchange rates,

    - Tariffs and other barriers,

    - Political and economic instability,

    - Difficulties in accounts receivable collections,

    - Extended payment terms,

    - Difficulties in managing distributors or representatives,

    - Difficulties in staffing and managing foreign subsidiary operations, and

    - Potentially adverse tax consequences.

    Because of our dependence upon international sales in general, and on sales to Japan and Pacific Rim countries in particular, we are particularly at risk to effects from developments such as the Asian economic problems. Our international sales are also subject to certain governmental restrictions, including the Export Administration Act and the regulations promulgated under that act. Our sales to date have been denominated in U.S. dollars. As a result, there have been no losses related to currency fluctuations on sales. There can be no assurance that any of these factors will not have a material adverse effect on us. See "INFORMATION INCORPORATED BY REFERENCE."

    WE RELY ON OUR INTELLECTUAL PROPERTY RIGHTS TO PROTECT OUR PROPRIETARY TECHNOLOGY. We rely on a combination of the following to protect our proprietary technology:

    - Patents,

    - Copyrights,

    - Trademark and trade secret laws,

    - Non-disclosure agreements, and

    - Other intellectual property protection methods.

    We believe that patents are of less significance in this industry than such factors as innovative skills, technical expertise and know-how of our personnel. There can be no assurance that our competitors will not be able to legitimately ascertain the non-patented proprietary information embedded in our systems. If this occurs, we may be precluded from preventing the use of such information. To the extent we wish to assert our patent rights, there can be no assurance that any claims of our patents will be sufficiently broad to protect our technology. In addition, there can be no assurance that:

    - Any patents issued to us will not be challenged, invalidated or circumvented,

    - Any rights granted thereunder will provide adequate protection to us, or

    - We will have sufficient resources to prosecute our rights.

    No lawsuits are pending against us regarding infringement of any existing patents or other intellectual property rights. In addition, we have not received any unresolved notices that we are infringing intellectual property rights of others. Still, there can be no assurance that such infringement claims will not be asserted by third parties in the future. There also can be no assurance in the event of such claims of infringement that we will be able to obtain licenses on reasonable terms. Our involvement in any patent dispute or other intellectual property dispute or action to protect trade secrets and know-how could have a material adverse effect on us. Adverse determinations in any litigation could do the following:

    - Subject us to significant liabilities to third parties,

    - Require us to seek licenses from third parties, and

    - Prevent us from manufacturing and selling our systems.

    Any of these situations could have a material adverse effect on us. See "INFORMATION INCORPORATED BY REFERENCE."

    OUR FAILURE TO COMPLY WITH CURRENT OR FUTURE ENVIRONMENTAL REGULATIONS COULD RESULT IN SUBSTANTIAL LIABILITY TO THE COMPANY. We are subject to a variety of federal, state and local laws, rules and regulations. These laws, rules and regulations pertain to the use, storage, discharge and disposal of hazardous chemicals during (1) sales demonstrations and (2) research and development. In recent years we have seen an increase in the amount of public attention focused on the environmental impact of operations which use hazardous materials. To the best of our knowledge, we are in compliance with all federal, state and local environmental regulations. However, failure to comply with present or future regulations could result in the following:

    - Substantial liability to us,

    - Suspension or cessation of our operations,

    - Restrictions on our ability to expand at our present locations,

    - Requirements for the acquisition of significant equipment, or

    - Other significant expense.

    See "INFORMATION INCORPORATED BY REFERENCE."

    THE PRICE OF OUR COMMON STOCK HAS IN THE PAST AND MAY IN THE FUTURE FLUCTUATE SIGNIFICANTLY. Significant volatility characterized the market price of our common stock in the past. Our stock price declined substantially from its highs. There can be no assurance that the market price of our common stock will not decline in the future. We believe that a variety of factors could cause the price of our common stock to fluctuate, perhaps substantially, including:

    - Announcements of developments related to our business,

    - Fluctuations in our operating results and order levels,

    - General conditions in the semiconductor industry or in the worldwide economy,

    - Announcements of technological innovations,

    - New products or product enhancements by us or by our competitors,

    - Developments in patents or other intellectual property rights, and

    - Developments in our relationships with our customers, distributors and suppliers.

    In addition, in recent years the stock market in general, and the market for shares of small capitalization stocks in particular, experienced extreme price fluctuations. These fluctuations were often unrelated to the operating performance of the affected companies. Such fluctuations could adversely affect the market price of our common stock. See "INFORMATION INCORPORATED BY REFERENCE."

    WE ARE EXPOSED TO RISKS RELATED TO YEAR 2000 (Y2K) ISSUES FROM OUR PRODUCTS, OUR INTERNATIONAL INFRASTRUCTURE AND OUR BUSINESS PARTNERS WHICH COULD HAVE A SIGNIFICANT IMPACT ON OUR FINANCIAL CONDITION. As with many other companies, the Year 2000 computer issue presents risks for us. We use a significant number of computer software programs and operating systems in our internal operations, including applications used in our (1) financial systems, (2) product development systems, (3) order management systems and (4) manufacturing systems. The inability of computer software programs to accurately recognize, interpret and process date codes designating the year 2000 and beyond could cause systems to yield inaccurate results or encounter operating problems resulting in the interruption of the business operations which they control. This could adversely affect our ability to (1) process orders, (2) forecast production requirements or (3) issue invoices. A significant failure of the computer integrated manufacturing systems, which monitor and control factory equipment, would disrupt manufacturing operations and cause a delay in completion and shipping of products. Moreover, if our critical suppliers' or customers' systems or products fail because of a Year 2000 malfunction, it could impact our operating results. Finally, our own products could malfunction as a result of a failure in date recognition, giving rise to the possibility of warranty claims and litigation. Based on currently available information, our management does not believe that the Year 2000 issues discussed above, related to internal systems or products sold to customers, will have a material impact on our financial condition or overall trends in results of operations. However, we are uncertain to what extent we may be affected by such matters. A significant disruption of our financial management and control systems or a lengthy interruption in our manufacturing operations caused by a Year 2000 related issue could result in a material adverse impact on our operating results and financial condition. In addition, it is possible that a supplier's failure to ensure Year 2000 capability or our customer's concerns about Year 2000 readiness of our products would have a material adverse effect on our results of operations.

                              SELLING STOCKHOLDERS

    The following table sets forth certain information regarding each selling stockholder, each of whom is a former shareholder of Concept.

                                                                    SHARES
                                                                 BENEFICIALLY      SHARES TO
                                                                OWNED PRIOR TO    BE SOLD IN     SHARES BENEFICIALLY
NAME AND ADDRESS OF SELLING STOCKHOLDER                           OFFERING(1)      OFFERING     OWNED AFTER OFFERING
-------------------------------------------------------------  -----------------  -----------  -----------------------

Jim Mezey....................................................         81,426          72,259              *
5671 Portrush Court
San Jose, CA 95138

Glenn Pfefferkorn............................................         37,011          32,844              *
46676 Windmill Drive
Fremont, CA 94539

Janet Pfefferkorn............................................         37,011          32,844              *
46676 Windmill Drive
Fremont, CA 94539

Roger Cory...................................................         91,789          81,456              *
3409 Mira Vista Circle
San Jose, CA 95132

Robert and Linda Mailho Family Trust.........................         74,024          65,691              *
14338 Kirk Allan Lane
Sonora, CA 95370

Alan Carbonaro...............................................         84,387          74,887              *
1834 Sterling Place
Livermore, CA 94550

Louise Campbell McBride, Trustee of the......................         29,609          26,276              *
Louise Campbell McBride Living Trust
dated 1/28/98
3807 Hancock Drive
Santa Clara, CA 95051

Robert Dixon and Judith E. Dixon.............................         76,984          68,317              *
Trustees of the Dixon Family 1994 Trust,
dated 9-9-94
2801 Lockheed Way
Carson City, NV 89706

Pacific Induction Inc. Profit Sharing Plan...................         29,609          26,276              *
1963 Josephine Avenue
San Jose, CA 95124

Marlene M. LoCastro, Trustee of the Marlene..................          5,921           5,254              *
M. LoCastro 1997 Trust, dated
November 6, 1997
16050 Los Gatos-Almaden Road
Los Gatos, CA 95032

                                                                    SHARES
                                                                 BENEFICIALLY      SHARES TO
                                                                OWNED PRIOR TO    BE SOLD IN     SHARES BENEFICIALLY
NAME AND ADDRESS OF SELLING STOCKHOLDER                           OFFERING(1)      OFFERING     OWNED AFTER OFFERING
-------------------------------------------------------------  -----------------  -----------  -----------------------
David Eck....................................................         59,218          52,551              *
c/o Solar Products, Inc.
5 Colton Road East
Lyme, CT 06330

Charles Sutcliffe............................................         37,011          32,844              *
c/o Silicon Valley Management
15474 Via Vaquero
Monte Sereno, CA 95030

Vergil Owen..................................................         29,609          26,276              *
c/o All Weld
1011 Pectin Ct.
Milpitas, CA 95035

Barbara Leavery..............................................            740             657              *
6601 Rinconada Drive
Citrus Heights, CA 95610

J. Michael Hernandez.........................................          1,048             930              *
623 Windmill Lane
Pleasanton, CA 94566

Shawna Morgan................................................            118             105              *
6043 I Joaquin Murieta
Newark, CA 94560

Ling Zhu.....................................................            240             213              *
4516 Mackinaw Street
Union City, CA 94587

Andrea Borst.................................................             55              49              *
4506 Boones Trail Terrace
Chesterfield, VA 23832

Western Asset Management SEP-IRA FBO.........................            888             788              *
Daniel P. White
3397 Hilow Road
Los Gatos, CA 95032

Yokogawa Electric Corporation................................        118,438         105,105              *
Yoshiaki Ugai
2-9-32 Nakacho, Musashino-shi
Tokyo, 180-8750 Japan
                                                                     -------      -----------
                                                                     795,136(2)      705,622(2)

------------------------

*   Less than 1%

(1) Based on the number of shares beneficially owned at July 24, 1998, the date of the acquisition of Concept Systems Design, Inc.

(2) The difference between the number of shares beneficially owned prior to the offering and the shares to be sold in the offering is equal to the total number of shares of Mattson Common Stock to be held in escrow.

                              PLAN OF DISTRIBUTION

    We have been advised by the selling stockholders that they may sell all or a portion of their shares of common stock. The selling stockholders plan to sell on the Nasdaq National Market, or otherwise. The selling stockholders may sell their shares (1) at prices and on terms prevailing at the time of sale, (2) at prices related to the then current market price, or (3) in negotiated transactions. The selling stockholders may sell one or more of the following methods:

    - Block trades in which the broker or dealer so engaged will attempt to sell the Shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction,

    - Purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this prospectus,

    - On over-the-counter distribution in accordance with the rules of the Nasdaq National Market,

    - Ordinary brokerage transactions and transactions in which the broker solicits purchasers, and

    - Privately negotiated transactions.

    There is no assurance that selling stockholders will offer or sell any or all of their shares of common stock registered under this prospectus. An escrow agent holds in escrow 89,514 of the shares of stock owned by the selling stockholders. This escrow lasts until July 24, 1999, which is one year after the closing of the acquisition of Concept. The escrow fund will secure indemnification obligations in connection with the acquisition. Accordingly, shares held in escrow are not available for sale at this time.

    In effecting sales, brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from the selling stockholders in amounts to be negotiated prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. We will pay all expenses incident to the offering and sale to the public of shares by the selling stockholders. We will not pay (1) underwriting commissions or similar charges and (2) legal fees and disbursements of counsel for the selling stockholders.

    We agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of:

    - Such time as each of the selling stockholders may sell all of the shares held by him, her or it without registration pursuant to Rule 144 under the Securities Act within a three-month period;

    - Such time as all of the shares have been sold by the selling stockholders, or

    - July 24, 1999, (one (1) year following the date that we closed the acquisition of Concept).

    We intend to de-register any of the shares not sold by the selling stockholders at the end of such period. At such time, however, any unsold shares may be freely tradable subject to compliance with Rule 144 of the Securities Act.

                          DESCRIPTION OF CAPITAL STOCK

    Our authorized capital stock consists of 60,000,000 shares of common stock and 2,000,000 shares of preferred stock. As of April 2, 1999, there were 15,489,022 shares of common stock and no shares of preferred stock outstanding.

    COMMON STOCK. Subject to preferences that may be applicable to any outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of the funds legally available therefor. Each holder of common stock is entitled to one vote for each share held of record by such holder. If we liquidate, dissolve or wind up the company, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any outstanding preferred stock. The outstanding shares of common stock have no preemptive, subscription, redemption or conversion rights. All of the outstanding shares of common stock are, and the shares to be outstanding upon completion of this offering will be, fully paid and nonassessable. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock which we may designate and issue in the future.

    PREFERRED STOCK. The Board of Directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of preferred stock in series. By filing a certificate pursuant to the applicable law of the State of Delaware, we may establish the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series. The certificate filed in Delaware will also set any qualifications, limitations or restrictions on any series of stock.

    DELAWARE LAW AND CERTAIN CHARTER PROVISIONS. We are a Delaware corporation and will be subject to Section 203 of the Delaware General Corporation Law (the "Delaware Law"). In general, Section 203 of the Delaware Law prevents an "interested stockholder" (defined generally as a person owning 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" (as defined in the Delaware Law) with a Delaware corporation for 3 years following the date such person became an interested stockholder. A business combination may occur subject to certain exceptions. One exception requires the approval of the board and the holders of at least two-thirds of the outstanding shares of voting stock not owned by the interested stockholder. The existence of this provision could have the effect of discouraging takeover attempts, including attempts that might result in a premium over the market price for the shares of common stock.

    Our certificate of incorporation and bylaws may limit the ability of stockholders to change the size of the board of directors and to fill vacancies on the board of directors. Our certificate of incorporation provides that any action required or permitted to be taken by our stockholders may be taken only at a duly called annual or special meeting of the stockholders. The certificate of incorporation does not provide for cumulative voting in the election of directors. The bylaws also establish procedures, including advance notice procedures, with regard to the nomination, other than by or at the direction of the Board of Directors, of candidates for elections as directors or for stockholder proposals to be submitted at stockholder meetings. The amendment of any of these provisions would require approval by holders of two-thirds or more of the outstanding common stock.

    These and other provisions could have the effect of making it more difficult to effect a change in the control of the board of directors. This may discourage tender offers for our common stock, including offers at a premium over the market price. These provisions also may result in a delay in changes in control and of management. These provisions could have the effect of making it more difficult for proposals favored by stockholders to be presented for stockholder consideration.

    We have also included in our certificate of incorporation provisions to (1) eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by the Delaware Law and (2) indemnify its directors and officers to the fullest extent permitted by Section 145 of the Delaware Law.

    TRANSFER AGENT AND REGISTRATION. The transfer agent and registrar for our common stock is ChaseMellon Shareholder Services.

                                    EXPERTS

    The consolidated financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K of Mattson Technology, Inc. for the year ended December 31, 1998 and the audited historical financial statements of Concept Systems Design, Inc. as of June 30, 1998 and for the year then ended incorporated in this prospectus by reference to the Form 8-K/A of Mattson Technology, Inc. dated May 6, 1999 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

    The financial statements of Concept Systems Design, Inc. as of June 30, 1997 and for the year then ended included in our Form 8-K/A dated May 6, 1999 have been incorporated into our Form 8-K/A in reliance on the report of Arthur Andersen LLP, independent public accountants, given on the authority of that firm as experts in giving said reports.

    NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SECURITIES TO WHICH THIS PROSPECTUS RELATES, OR AN OFFER IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE OF SECURITIES HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth the various expenses payable by us in connection with the sale and distribution of the securities being registered. All of the amounts shown are estimates except for the Securities and Exchange Commission registration fee and the Nasdaq listing application fee.

                                                                                    TO BE
                                                                                   PAID BY
                                                                                THE REGISTRANT
                                                                                --------------
Securities and Exchange Commission registration fee...........................    $    1,600
Nasdaq National Market additional shares listing application fee..............        17,500
Accounting fees and expenses..................................................        30,000
Printing expenses.............................................................         5,000
Transfer agent and registrar fees and expenses................................         5,000
Escrow Agent fees and expenses................................................        10,000
Legal fees and expenses.......................................................        20,000
Miscellaneous expenses........................................................         5,000
                                                                                     -------
    TOTAL.....................................................................        94,100

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 145 of the Delaware General Corporation Law ("Delaware Law") permits indemnification of officers, directors, and other corporate agents under certain circumstances and subject to certain limitations. Our Certificate of Incorporation and Bylaws provide that we shall indemnify our directors, officers, employees, and agents to the full extent permitted by Delaware Law. The Certificate of Incorporation and Bylaws further provide that we may indemnify directors, officers, employees and agents in circumstances in which indemnification is otherwise discretionary under Delaware law. In addition, we entered into separate indemnification agreements with our directors and officers which would require us, among other things, to indemnify them against certain liabilities which may arise by reason of their status or service (other than liabilities arising from willful misconduct of a culpable nature) and to maintain directors' and officer's liability insurance, if available on reasonable terms.

    These indemnification provisions may be sufficiently broad to permit indemnification of the Registrant's officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933, as amended.

    At present, there is no pending litigation or proceeding involving any of our directors, officers, employees or other agents in which indemnification is being sought. We are not aware of any threatened litigation that may result in a claim for indemnification by any of our directors, officers, employees or other agents.

ITEM 16. EXHIBITS.

    The following exhibits are filed with this Registration Statement:

  EXHIBIT
  NUMBER                                                  EXHIBIT TITLE
-----------  --------------------------------------------------------------------------------------------------------

       2.1*  Agreement and Plan of Reorganization among the Company, Concept Acquisition Corporation and Concept
             dated July 10, 1998.

       4.1   Registration Rights Agreement by and among the Company and the appointed representatives of the former shareholders of Concept.

       5.1   Legal opinion of Gray Cary Ware & Freidenrich LLP, counsel to the Registrant.

      23.1   Consent of PricewaterhouseCoopers LLP, independent accountants.

      23.2   Consent of Arthur Andersen LLP, independent public accountants.

      23.3   Consent of Gray Cary Ware & Freidenrich LLP (included in Exhibit 5.1 to this Registration Statement).

      24.1   Power of Attorney (included as page II-4).

------------------------

* Incorporated by reference to Exhibit 2.1 to the Company's Current Report on Form 8-K filed August 6, 1998.

ITEM 17. UNDERTAKINGS.

    The undersigned registrant hereby undertakes:

    1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        1.1 To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        1.2 To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

        1.3 To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

PROVIDED, HOWEVER, that paragraphs 1(i) and 1(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

    2. That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes that:

        (a) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (b) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, State of California, on the 6th day of May, 1999.

                                MATTSON TECHNOLOGY, INC.

                                BY:               /S/ BRAD MATTSON
                                     -----------------------------------------
                                                    Brad Mattson
                                              CHIEF EXECUTIVE OFFICER

                               POWER OF ATTORNEY

    Each of the officers and directors of Mattson Technology, Inc. whose signature appears below hereby constitutes and appoints Brad Mattson and Brian McDonald his true and lawful attorneys and agents, with full power of substitution, and with power to act alone, to sign on behalf of the undersigned any amendment or amendments to this Registration Statement on Form S-3 (including post-effective amendments) and any and all new registration statements filed pursuant to Rule 462 under the Securities Act of 1933, as amended, and to perform any acts necessary to file such amendments or registration statements, with exhibits thereto and other documents in connection therewith, and each of the undersigned does hereby ratify and confirm his signature as it may be signed by his said attorneys and agents to any and all such documents and all that said attorneys and agents, or their substitutes, shall do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on May 6, 1999 by the following persons in the capacities indicated.

          SIGNATURE                        TITLE
------------------------------  ---------------------------

       /s/ BRAD MATTSON         Chief Executive Officer and
------------------------------    Director
         Brad Mattson

      /s/ BRIAN MCDONALD        Vice President--Finance and
------------------------------    Chief Financial Officer
        Brian McDonald

    /s/ STEPHEN CIESINSKI       Director
------------------------------
      Stephen Ciesinski

       /s/ JOHN SAVAGE          Director
------------------------------
         John Savage

     /s/ SHIGERU NAKAYAMA       Director
------------------------------
       Shigeru Nakayama

      /s/ KENNETH SMITH         Director
------------------------------
        Kenneth Smith

    /s/ KENNETH KANNAPPAN       Director
------------------------------
      Kenneth Kannappan

                                 EXHIBIT INDEX

  EXHIBIT
  NUMBER                                                  EXHIBIT TITLE
-----------  --------------------------------------------------------------------------------------------------------

       2.1*  Agreement and Plan of Reorganization among the Company, Concept Acquisition Corporation and Concept
             dated July 10, 1998.

       4.1   Registration Rights Agreement by and among the Company and the appointed representatives of the former shareholders of Concept.

       5.1   Legal opinion of Gray Cary Ware & Freidenrich LLP, counsel to the Registrant.

      23.1   Consent of PricewaterhouseCoopers LLP, independent accountants.

      23.2   Consent of Arthur Andersen LLP, independent public accountants.

      23.3   Consent of Gray Cary Ware & Freidenrich LLP (included in Exhibit 5.1 to this Registration Statement).

      24.1   Power of Attorney (included as page II-4).

------------------------

* Incorporated by reference to Exhibit 2.1 to the Company's Current Report on Form 8-K filed August 6, 1998.